UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 22, 2015

(Date of earliest event reported)

Legend Oil and Gas, Ltd.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-49752 (Commission File Number)	84-1570556 (IRS Employer Identification No.)

555 Northpoint Center East, Suite 400 Alpharetta, GA (Address of Principal Executive Offices)	30022 Zip Code

(678) 595-6243

(Registrant’s telephone number, including area code)

______________________________________________

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosures below under Items 2.01 and 3.02 are incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 28, 2015, the Company entered into and consummated a Purchase and Sale Agreement with HPH Kansas LLC, a Delaware limited liability company (“HPH”). HPH is a subsidiary of Hillair Petroleum Holdings, Inc., a Delaware corporation and an affiliate of Hillair Investments Capital, L.P., which owns approximately 69% of the outstanding common stock and 100% of the outstanding Series B Convertible Preferred Stock of the Company. Northpoint Energy Partners, LLC, of which Andrew Reckles is a managing partner and also the Chairman and CEO of the Company, will manage the oil and gas properties of HPH.

Pursuant to the Agreement, the Company sold its oil and gas leases in the State of Kansas and accompanying personal property to HPH in consideration of the cancellation of the Note described in Item 3.02 in the original principal amount of $1,928,740.

In connection with such sale, the Company sought third party written bids for the assets as well as a fundamental analysis of the fair value of the oil and gas leases based on comparable asset sales in the region. Additionally valuations were determined using a variety of traditional oil and gas metrics, including but not limited to, discounted cash flows, reserve base valuation and multiple of flowing barrels at current daily production rates and current WTI prices. The Company saw a range of values between $850,000 (formal written offer from a bona fide purchaser) and $1.4 million. The Company believes the cancellation of $1,928,740 in debt represents a fair value for the sale of the assets based upon the analyses done.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K with respect to the issuance and the terms of the Debenture and Note is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities

Securities Purchase Agreement

On October 22, 2015, the Company consummated a Securities Purchase Agreement with Hillair Capital Investments, L.P. (“Purchaser”) pursuant to which it issued an Original Issue Discount Senior Secured Convertible Debenture (the “Debenture”) to the Purchaser in the aggregate amount of $654,000, payable in full on March 1, 2017. The Debenture is convertible into up to 21,800,000 shares of Common Stock at a conversion price of $.03 per share. After taking into account the original issue discount and legal and diligence fees of $44,000 reimbursed to the Purchaser, the net proceeds received by the Company was $550,000.

These transactions are exempt from registration subject to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Exchange Agreement

On October 22 2015, the Company consummated a Securities Exchange Agreement with the Purchaser pursuant to which it issued 9,643 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) in exchange for the cancellation of debentures held by the Purchaser with a total face value of $9,643,700 (the “Exchanged Debentures”).

On the same date, the Company issued a promissory note to the Purchaser in the principal amount of $1,928,740 with respect to prepayment penalties due to the Purchaser under the terms of the Exchanged Debentures (the “Note”). The principal amount of the Note, together with interest at eight percent (8%) per annum, was due on November 30, 2015. This Note was discharged on October 28, 2015, in connection with the sale of the Company's Kansas oil drilling leases and accompanying personal property described in Item 2.01.

The issuance of the Series B Preferred Shares is exempt from registration subject to Section 4(2) of the Securities Act.

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 22, 2015, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock with the Secretary of State of the State of Colorado. The Series B Preferred Shares:

·            are convertible into shares of Common Stock at $.03 per share;

·            have a stated value of $1,000 per Preferred Share;

·            accrue dividends at eight percent (8%) per annum on the total stated value of the Preferred Shares;

·            are redeemable by the Company upon certain stock trading prices being achieved;

·            have class voting rights on an as converted basis; and

·            have specified negative covenant protection.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock.

4.1	Original Discount Senior Secured Convertible Debenture Due March 1, 2017 in the original principal amount of $654,000.
4.2	Promissory Note dated October 22, 2015 in the original principal amount of $1,928,740.
10.1	Securities Purchase Agreement dated October 21, 2015.
10.2	Securities Exchange Agreement dated October 21, 2015, between the Company and Hillair Capital Investments, L.P.
10.3	Purchase and Sale Agreement dated October 28, 2015, between the Company and HPH Kansas LLC.
10.4	Assignment of Oil And Gas Lease and Bill Of Sale
99.1	Company Press Release dated October 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 28, 2015	Legend Oil and Gas, Ltd.

	By:	/s/ Warren S. Binderman
Warren S. Binderman President and Chief Financial Officer